Exhibit 99.1

Assurant Reports Second Quarter 2020 Financial Results
Double-Digit Year-over-Year Earnings Growth Led by Global Housing and Global Lifestyle
Reinstates and Raises Outlook; Expects to Grow 2020 Net Operating Income Per Share, Excluding Catastrophes, by 12 to 16 Percent

Key Highlights for Second Quarter 2020
• Net income of $173.5 million, or $2.81 per share, up 24 percent and 27 percent, respectively
• Net operating income[1] of $169.3 million, or $179.3 million, excluding reportable catastrophes[2], up 15 percent and 24 percent, respectively
• Net operating income per diluted share[3] of $2.75, or $2.90, excluding reportable catastrophes[4], up 18 percent and 27 percent, respectively
• $357 million of holding company liquidity available at quarter end
• $65 million returned to shareholders in share repurchases and common dividends

Note: References to net income refer to net income attributable to common stockholders. Comparisons in the financial highlights relate to prior year period unless otherwise noted.

NEW YORK, August 4, 2020 — Assurant, Inc. (NYSE: AIZ), a leading global provider of lifestyle and housing solutions that support, protect and connect major consumer purchases, today reported results for the second quarter ended June 30, 2020.
“Our second quarter results demonstrated the resiliency of our business and the stability of our large, installed customer base, particularly in Global Lifestyle, while also benefitting from favorable non-catastrophe loss experience,” said Assurant President and CEO Alan Colberg. “Given our strong performance year-to-date and greater visibility into our expected business performance for the second-half of the year, we’ve reinstated and raised our 2020 outlook to 12 to 16 percent growth in net operating income per share, excluding catastrophe losses.”
Colberg added, “We also expect to resume share repurchases with an intent to deliver on our three-year objective to return $1.35 billion of capital to shareholders by the end of 2021. All of this reflects our continued confidence in our growth prospects, our strong balance sheet and robust cash flows.”

Reconciliation of Net Operating Income to GAAP Net Income Attributable to Common Stockholders1

(UNAUDITED)	2Q	2Q	6 Months	6 Months
($ in millions, net of tax)	2020	2019	2020	2019
Global Lifestyle	$121.8	$109.3	$242.7	$209.9
Global Housing	85.4	71.5	159.6	144.2
Global Preneed	13.7	16.9	26.0	28.7
Corporate and other	(26.9)	(24.4)	(46.4)	(43.2)
Interest expense	(20.1)	(21.0)	(40.2)	(42.0)
Preferred stock dividends	(4.6)	(4.6)	(9.3)	(9.3)
Net operating income	169.3	147.7	332.4	288.3
Adjustments:
Net realized gains (losses) on investments	18.9	14.1	(57.2)	38.9
COVID-19 direct and incremental expenses(1)	(15.2)	—	(17.6)	—
CARES Act tax benefit	5.1	—	84.4	—
Foreign exchange related losses	(2.2)	(3.5)	(5.5)	(7.8)
Net charge related to Iké	(3.5)	(6.4)	(9.3)	(6.6)
Other adjustments	1.1	(12.4)	(3.7)	(12.3)
GAAP net income attributable to common stockholders	$173.5	$139.5	$323.5	$300.5
Note: A full reconciliation of net operating income to GAAP net income attributable to common stockholders can be found on page 8. Additional details about the components of Other adjustments and other key financial metrics are included in the Financial Supplement located on Assurant’s Investor Relations website: http://ir.assurant.com/investor/default.aspx

(1)
Second quarter 2020 COVID-19 expenses were primarily employee-related, including costs for additional floating holidays, a one-time COVID-19 relief payment and incentive bonuses for eligible on-site employees.

Second Quarter 2020 Consolidated Results

•
Net income was $173.5 million, or $2.81 per diluted share, compared to second quarter 2019 net income of $139.5 million, or $2.21 per diluted share. The increase was largely driven by improved profitability in Global Housing and continued mobile growth in Global Lifestyle. The increase was partially offset by direct and incremental expenses incurred due to the COVID-19 pandemic. Second quarter 2019 also included an $11.4 million after-tax impairment associated with a prior acquisition in Global Housing, which is reflected in other adjustments.

•
Net operating income[1] increased to $169.3 million, or $2.75 per diluted share[3], compared to second quarter 2019 net operating income of $147.7 million, or $2.34 per diluted share. Assurant incurred $10.0 million of reportable catastrophes in second quarter 2020, compared to $3.1 million of favorable development in second quarter 2019.

Excluding reportable catastrophes, net operating income2 for second quarter 2020 totaled $179.3 million, compared to $144.6 million in the prior year period. The increase was primarily driven by favorable non-catastrophe loss experience within all of Global Housing’s major products, as well as continued growth in mobile subscribers within Global Lifestyle. Results also benefitted from expense management efforts as well as a reduction in discretionary spending due to COVID-19. This was partially offset by lower investment income driven by lower yields at each operating segment.

•	Net earned premiums, fees and other income from the Global Lifestyle, Global Housing and Global Preneed segments totaled $2.31 billion, a decrease of 3 percent from $2.37 billion in second quarter 2019, driven by declines in Global Lifestyle primarily due to lower mobile trade-in volumes and unfavorable foreign exchange, as well as anticipated declines in Global Housing from lender-placed and the discontinuation of small commercial business. Growth in Global Automotive partially offset the declines.

Reportable Segments

Global Lifestyle

($ in millions)	2Q20	2Q19	% Change	6M20	6M19	% Change
Net operating income (5)	$121.8	$109.3	11%	$242.7	$209.9	16%
Net earned premiums, fees and other income	$1,768.7	$1,809.1	(2)%	$3,715.6	$3,490.7	6%

•
Net operating income[5] increased in second quarter 2020 compared to the prior year period, driven primarily by mobile from continued subscriber growth in North America and Asia Pacific and higher average selling prices on trade-in devices. Global Automotive also contributed to the increase, including a discrete client benefit. Both Connected Living and Global Automotive benefited from lower claims activity mainly outside the U.S. due to COVID-19, partially offset by higher claims frequency within Global Financial Services.

•
Net earned premiums, fees and other income decreased primarily from lower mobile trade-in volumes due to global lockdown measures for COVID-19 and unfavorable foreign exchange. The decrease was partially offset by growth in Connected Living, mainly from mobile subscriber growth from programs added over the past several years and prior period sales from Global Automotive.

Global Housing

($ in millions)	2Q20	2Q19	% Change	6M20	6M19	% Change
Net operating income (5)	$85.4	$71.5	19%	$159.6	$144.2	11%
Net earned premiums, fees and other income	$488.9	$510.1	(4)%	$989.3	$1,010.1	(2)%

•
Net operating income[5] increased in second quarter 2020 compared to the prior year period. Results included $10.1 million of reportable catastrophes, mainly related to severe weather across the U.S., compared to $2.7 million of favorable development in second quarter 2019.

Excluding reportable catastrophes, net operating income5 increased primarily due to favorable non-catastrophe loss experience across all major products driven by lower claims frequency, including impacts from COVID-19, and previously implemented underwriting initiatives. Modest growth in specialty product lines and the absence of losses within small commercial also contributed to the increase.

•
Net earned premiums, fees and other income decreased as a result of the reduction in lender-placed policies in-force from the previously disclosed financially insolvent client and lower real estate owned volumes due to foreclosure moratoriums enacted in connection with COVID-19. The expected run-off of small commercial products also contributed to the decrease. The revenue decline was partially offset by growth in specialty products and multifamily housing.

Global Preneed

($ in millions)	2Q20	2Q19	% Change	6M20	6M19	% Change
Net operating income (5)	$13.7	$16.9	(19)%	$26.0	$28.7	(9)%
Net earned premiums, fees and other income	$50.3	$49.6	1%	$103.7	$98.7	5%

•
Net operating income[5] decreased in second quarter 2020, primarily due to lower investment income from lower yields compared to a strong prior year period, as well as higher mortality, including impacts from COVID-19.

•	Net earned premiums, fees and other income increased modestly year-over-year, primarily driven by prior period sales of the Final Need product and growth in pre-funded funeral policies.

Corporate and Other

($ in millions)	2Q20	2Q19	% Change	6M20	6M19	% Change
Net loss attributable to common stockholders	$(47.4)	$(58.2)	19%	$(104.8)	$(82.3)	(27)%
Net operating loss (6)	$(26.9)	$(24.4)	(10)%	$(46.4)	$(43.2)	(7)%

•
Net operating loss[6] increased in second quarter 2020, primarily due to the impact of a lower tax rate in the quarter and lower investment income attributable to more liquid investable assets with lower yields compared to the prior year period. The increase was partially offset by a reduction in expenses, including the deferral of new hires and limited travel.

Holding Company Liquidity Position

•	Holding company liquidity totaled $357 million as of June 30, 2020, or $132 million above the company’s current targeted minimum level of $225 million.

Dividends paid by operating segments to the holding company in second quarter 2020 totaled $157 million, or 71 percent of segment earnings for the period.

•
In second quarter 2020, the company closed the previously announced acquisition of American Financial & Automotive Services for $158 million and the sale of Iké, which resulted in a cash outflow of $51 million from the holding company.

•
Third quarter holding company liquidity will include the anticipated $84 million tax benefit related to the federal Coronavirus Aid, Relief, and Economic Security Act, or “CARES” Act, which the company received in July 2020.

•
Also, in July 2020, the company repaid the $200 million drawn on its revolving credit facility in March 2020, which was for risk management purposes only and therefore not included in the $357 million of holding company liquidity at second quarter 2020.

•
Share repurchases and common and preferred dividends totaled $70 million in second quarter 2020. During second quarter 2020, Assurant repurchased 254 thousand shares of common stock for $26 million. The company did not repurchase shares during the month of July. Approximately $403 million remains under the current repurchase authorization. Dividends to shareholders totaled $44 million, including $40 million in common stock dividends and $5 million in preferred stock dividends.

2020 Company Outlook

The company’s outlook for 2020 is based on its current assumptions, estimates and expectations regarding the impacts of COVID-19 on its future results. The outlook assumes a continuation of current business trends and does not take into account a material change to consumer behavior, access to distribution channels or impact to financial markets from a resurgence of COVID-19 cases.

For full-year 2020, the company expects:

•
Assurant net operating income per diluted share, excluding catastrophe losses[7], to increase 12 percent to 16 percent from $9.21 in 2019. This will be driven primarily by profitable growth, as well as ongoing expense discipline, across all business segments. Mandatory convertible shares are expected to be dilutive for the year versus anti-dilutive in 2019.

•
Double-digit growth in net operating income, excluding catastrophes, mainly driven by Global Lifestyle and Global Housing. Within Global Lifestyle, earnings growth expected to be from Connected Living, partially offset by continued declines in legacy Global Financial Services and investments to support growth. Global Housing earnings, excluding catastrophe losses, to expand, mainly from improved results in specialty and other, as well as growth in multifamily. Growth to be partially offset by the previously disclosed loss of loans from a financially insolvent client and lower real estate owned volumes in lender-placed. Continued pressure from foreign exchange and lower investment income are also expected to impact results.

Net operating income for the second-half of 2020 is expected to be lower than the first- half of 2020, reflecting more normalized claims activity across most products, the absence of approximately $16 million in one-time benefits in Global Lifestyle recorded in the first half of 2020, of which $4.2 million occurred in the second quarter and typical mobile seasonality.

Corporate and Other full-year net operating loss7 to be in the range of $86 to $90 million reflecting reduced investment income primarily from lower yields partially offset by lower general expenses. Interest expense and preferred dividends are expected to be approximately $81 million and $19 million, respectively.

•
Business segment dividends from Global Lifestyle, Global Housing and Global Preneed to approximate segment net operating income, including catastrophe losses. This is subject to the growth of the businesses, rating agency and regulatory capital requirements, and investment portfolio performance.

Capital to be deployed to support business growth, fund investments and return capital to shareholders in the form of share repurchases and dividends, subject to Board approval and market conditions.

Earnings Conference Call
The second quarter 2020 earnings conference call and webcast will be held Wednesday, August 5, 2020 at 8:00 a.m. ET. The live and archived webcast, along with supplemental information, will be available on Assurant’s Investor Relations website:
http://ir.assurant.com/investor/default.aspx

About Assurant
Assurant, Inc. (NYSE: AIZ) is a leading global provider of lifestyle and housing solutions that support, protect and connect major consumer purchases. Anticipating the evolving needs of consumers, Assurant partners with the world’s leading brands to develop innovative products and services and to deliver an enhanced customer experience. A Fortune 500 company with a presence in 21 countries, Assurant offers mobile device solutions; extended service contracts; vehicle protection services; pre-funded funeral insurance; renters insurance; lender-placed insurance products; and other specialty products. The Assurant Foundation strengthens communities by supporting charitable partners that help protect where people live and can thrive, connect with local resources, inspire inclusion and prepare leaders of the future.
Learn more at assurant.com or on Twitter @AssurantNews.

Media Contact:
Linda Recupero
Senior Vice President, Global Communication
Phone: 201.519.9773
linda.recupero@assurant.com

Investor Relations Contacts:
Suzanne Shepherd
Senior Vice President, Investor Relations
Phone: 201.788.4324
suzanne.shepherd@assurant.com

Sean Moshier
Assistant Vice President, Investor Relations
Phone: 914.204.2253
sean.moshier@assurant.com

Safe Harbor Statement
Some of the statements included in this news release and its exhibits, particularly those anticipating future financial performance, business prospects, growth and operating strategies and similar matters, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. You can identify these statements by the use of words such as “outlook,” “will,” “may,” “can,” “anticipates,” “expects,” “estimates,” “projects,” “intends,” “plans,” “believes,” “targets,” “forecasts,” “potential,” “approximately,” and the negative version of those words and other words and terms with a similar meaning. Any forward-looking statements contained in this news release or its exhibits are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that our future plans, estimates or expectations will be achieved. Our actual results might differ materially from those projected in the forward-looking statements. We undertake no obligation to update or review any forward-looking statement, whether as a result of new information, future events or other developments. The following factors could cause our actual results to differ materially from those currently estimated by management, including those projected in the company outlook:

(i)
the impact of the COVID-19 pandemic, including the scope and duration of the outbreak, government actions and restrictive measures taken in response, and its effect on the global economic and financial markets;

(ii)
the loss of significant clients, distributors or other parties with whom we do business, or if we are unable to renew contracts with them on favorable terms, or those parties facing financial, reputational or regulatory issues;

(iii)	significant competitive pressures, changes in customer preferences and disruption;

(iv)	the failure to find suitable acquisitions, integrate completed acquisitions, or grow organically, and risks associated with joint ventures and franchise ownership and operations;

(v)
the impact of general economic, financial market and political conditions, including unfavorable conditions in the capital and credit markets and in the markets in which we operate, including as a result of COVID-19;

(vi)	risks related to our international operations, including the United Kingdom’s withdrawal from the European Union, or fluctuations in exchange rates;

(vii)	the impact of catastrophic and non-catastrophe losses, including as a result of climate change;

(viii)	our inability to recover should we experience a business continuity event, including as a result of COVID-19;

(ix)	our inability to develop and maintain distribution sources or attract and retain sales representatives and executives with key client relationships;

(x)	the failure to manage vendors and other third parties on whom we rely to conduct business and provide services to our clients;

(xi)	declines in the value of mobile devices, the risk of guaranteed buybacks or export compliance risk in our mobile business;

(xii)	negative publicity relating to our products and services or the markets in which we operate;

(xiii)	the failure to implement our strategy and to attract and retain key personnel, including senior management;

(xiv)	employee misconduct;

(xv)	the adequacy of reserves established for claims and our inability to accurately predict and price for claims;

(xvi)	a decline in financial strength ratings or corporate senior debt ratings;

(xvii)	an impairment of goodwill or other intangible assets;

(xviii)	the failure to maintain effective internal control over financial reporting;

(xix)	a decrease in the value of our investment portfolio, including due to market, credit and liquidity risks, changes in interest rates and COVID-19;

(xx)	the impact of U.S. tax reform legislation and impairment of deferred tax assets;

(xxi)	the unavailability or inadequacy of reinsurance coverage and the credit risk of reinsurers, including those to whom we have sold business through reinsurance;

(xxii)	the credit risk of some of our agents, third-party administrators and clients;

(xxiii)	the inability of our subsidiaries to pay sufficient dividends to the holding company and limitations on our ability to declare and pay dividends, including as a result of COVID-19;

(xxiv)	changes in the method for determining LIBOR or the replacement of LIBOR;

(xxv)	the failure to effectively maintain and modernize our information technology systems and infrastructure, or the failure to integrate those of acquired businesses;

(xxvi)
breaches of our information systems or those of third parties with whom we do business, or the failure to protect data in such systems, including due to cyber-attacks and as a result of working remotely during the COVID-19 pandemic;

(xxvii)	the costs of complying with, or the failure to comply with, extensive laws and regulations to which we are subject, including those related to privacy, data security and data protection;

(xxviii)	the impact from litigation and regulatory actions, including those arising from COVID-19;

(xxix)	reductions or deferrals in the insurance premiums we charge, including as a result of COVID-19; and

(xxx)	changes in insurance and other regulation, including to mitigate the impact of COVID-19.

For additional information on factors that could affect our actual results, please refer to the factors identified in the reports we file with the U.S. Securities and Exchange Commission (the “SEC”), including but not limited to the risk factors identified in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, each as filed with the SEC.
Non-GAAP Financial Measures
Assurant uses the following non-GAAP financial measures to analyze the company’s operating performance for the periods presented in this news release. Because Assurant’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing Assurant’s non-GAAP financial measures to those of other companies.

(1)
Assurant uses net operating income as an important measure of the company’s operating performance. Net operating income equals net income attributable to common stockholders, excluding net realized gains (losses) on investments (which includes unrealized gains (losses) on equity securities and changes in fair value of direct investments in collateralized loan obligations), COVID-19 direct and incremental expenses, the net charge related to Iké, foreign exchange gains (losses) from remeasurement of monetary assets and liabilities, the CARES Act tax benefit, as well as other highly variable or unusual items other than reportable catastrophes. The company believes net operating income provides investors with a valuable measure of the performance of the company’s ongoing business because the excluded items do not represent the ongoing operations of the company. The comparable GAAP measure is net income attributable to common stockholders.

(UNAUDITED)	2Q	2Q	6 Months	6 Months
($ in millions)	2020	2019	2020	2019
Net operating income	$169.3	$147.7	$332.4	$288.3
Adjustments (pre-tax):
Net realized gains (losses) on investments	24.1	17.8	(72.2)	46.6
COVID-19 direct and incremental expenses	(19.2)	—	(22.3)	—
CARES Act tax benefit (after-tax)	5.1	—	84.4	—
Foreign exchange related losses	(2.4)	(4.3)	(6.1)	(8.5)
Net charge related to Iké	(4.5)	(9.2)	(5.9)	(9.4)
Other adjustments(1)	1.9	(15.8)	(4.0)	(15.0)
(Provision) benefit for income taxes	(0.8)	3.3	17.2	(1.5)
GAAP net income attributable to common stockholders	$173.5	$139.5	$323.5	$300.5

(1)
Additional details about the components of Other adjustments and other key financial metrics are included in the Financial Supplement located on Assurant’s Investor Relations website: http://ir.assurant.com/investor/default.aspx

(2)
Assurant uses net operating income (defined above), excluding reportable catastrophes (which represents catastrophe losses net of reinsurance and client profit sharing adjustments and including reinstatement and other premiums), as another important measure of the company’s operating performance. The company believes this metric provides investors with a valuable measure of the performance of the company’s ongoing business because it excludes reportable catastrophes, which can be volatile. The comparable GAAP measure is net income attributable to common stockholders.

(UNAUDITED)	2Q	2Q	6 Months	6 Months
($ in millions)	2020	2019	2020	2019
Global Lifestyle(1)	$121.7	$108.9	$242.7	$208.9
Global Housing, excluding reportable catastrophes	95.5	68.8	182.5	150.3
Global Preneed	13.7	16.9	26.0	28.7
Corporate and other	(26.9)	(24.4)	(46.4)	(43.2)
Interest expense	(20.1)	(21.0)	(40.2)	(42.0)
Preferred stock dividends	(4.6)	(4.6)	(9.3)	(9.3)
Net operating income, excluding reportable catastrophes	179.3	144.6	355.3	293.4
Adjustments, pre-tax:
Net realized gains (losses) on investments	24.1	17.8	(72.2)	46.6
Reportable catastrophes	(12.6)	4.0	(28.9)	(6.3)
COVID-19 direct and incremental expenses	(19.2)	—	(22.3)	—
CARES Act tax benefit (after-tax)	5.1	—	84.4	—
Foreign exchange related losses	(2.4)	(4.3)	(6.1)	(8.5)
Net charge related to Iké	(4.5)	(9.2)	(5.9)	(9.4)
Other adjustments(2)	1.9	(15.8)	(4.0)	(15.0)
Benefit (provision) for income taxes	1.8	2.4	23.2	(0.3)
GAAP net income attributable to common stockholders	$173.5	$139.5	$323.5	$300.5

(1)
2Q 2020, 2Q 2019 and Six Months 2019 exclude benefits of $0.1 million after-tax ($0.2 million pre-tax), $0.4 million after-tax ($0.6 million pre-tax) and $1.0 million after-tax ($1.5 million pre-tax), respectively, all related to prior year reportable catastrophes.

(2)
Additional details about the components of Other adjustments and other key financial metrics are included in the Financial Supplement located on Assurant’s Investor Relations website: http://ir.assurant.com/investor/default.aspx

(3)
Assurant uses net operating income per diluted share as an important measure of the company’s stockholder value. Net operating income per diluted share equals net operating income (defined above) plus any dilutive preferred stock dividends divided by the weighted average number of diluted shares outstanding. The company believes this metric provides investors with a valuable measure of stockholder value because it excludes items that do not represent the ongoing operations of the company. The comparable GAAP measure is net income attributable to common stockholders per diluted share, defined as net income attributable to common stockholders plus any dilutive preferred stock dividends divided by the weighted average number of diluted shares outstanding.

(UNAUDITED)	2Q	2Q	6 Months	6 Months
	2020	2019	2020	2019
Net operating income per diluted share(1)	$2.75	$2.34	$5.38	$4.54
Adjustments, pre-tax:
Net realized gains (losses) on investments	0.38	0.27	(1.14)	0.71
COVID-19 direct and incremental expenses	(0.30)	—	(0.35)	—
CARES Act tax benefit (after-tax)	0.08	—	1.33	—
Foreign exchange related losses	(0.04)	(0.07)	(0.10)	(0.13)
Net charge related to Iké	(0.08)	(0.14)	(0.09)	(0.14)
Other adjustments(2)	0.03	(0.24)	(0.06)	(0.23)
(Provision) benefit for income taxes	(0.01)	0.05	0.27	(0.02)
Net income attributable to common stockholders per diluted share(1)	$2.81	$2.21	$5.24	$4.73

(1)
Information on the share counts used in the per share calculations are included in the Financial Supplement located on Assurant’s Investor Relations website http://ir.assurant.com/investor/default.aspx

(2)
Additional details about the components of Other adjustments and other key financial metrics are included in the Financial Supplement located on Assurant’s Investor Relations website: http://ir.assurant.com/investor/default.aspx

(4) Assurant uses net operating income per diluted share, excluding reportable catastrophes, as another important measure of the company’s stockholder value. The company believes this metric provides investors with a valuable measure of stockholder value because it excludes reportable catastrophes, which can be volatile. The comparable GAAP measure is net income attributable to common stockholders per diluted share, defined as net income attributable to common stockholders plus any dilutive preferred stock dividends divided by the weighted average number of diluted shares outstanding.

(UNAUDITED)	2Q	2Q	6 Months	6 Months
	2020	2019	2020	2019
Net operating income, excluding reportable catastrophes, per diluted share(1)	$2.90	$2.29	$5.74	$4.62
Adjustments, pre-tax:
Net realized gains (losses) on investments	0.38	0.27	(1.14)	0.71
Reportable catastrophes	(0.20)	0.06	(0.46)	(0.10)
COVID-19 direct and incremental expenses	(0.30)	—	(0.35)	—
CARES Act tax benefit (after-tax)	0.08	—	1.33	—
Foreign exchange related losses	(0.04)	(0.07)	(0.10)	(0.13)
Net charge related to Iké	(0.08)	(0.14)	(0.09)	(0.14)
Other adjustments(2)	0.03	(0.24)	(0.06)	(0.23)
Benefit for income taxes	0.04	0.04	0.37	—
Net income attributable to common stockholders per diluted share(1)	$2.81	$2.21	$5.24	$4.73

(1)
Information on the share counts used in the per share calculations are included in the Financial Supplement located on Assurant’s Investor Relations website http://ir.assurant.com/investor/default.aspx

(2)
Additional details about the components of Other adjustments and other key financial metrics are included in the Financial Supplement located on Assurant’s Investor Relations website: http://ir.assurant.com/investor/default.aspx

(5) Segment net operating income of the Global Lifestyle, Global Housing and Global Preneed operating segments is equal to GAAP segment net income.

(6) Assurant uses Corporate and Other net operating loss as an important measure of the Corporate and Other segment’s performance. Corporate and Other net operating loss equals Corporate and Other segment net loss attributable to common stockholders, excluding interest expense, net realized gains (losses) on investments (which includes unrealized gains (losses) on equity securities and changes in fair value of direct investments in collateralized loan obligations), COVID-19 direct and incremental expenses, the net charge related to Iké, foreign exchange gains (losses) from remeasurement of monetary assets and liabilities, the CARES Act tax benefit, as well as other highly variable or unusual items other than reportable catastrophes. The company believes Corporate and Other net operating loss provides investors a valuable measure of the performance of the company’s corporate segment because it excludes highly variable items that do not represent the ongoing results of the company’s corporate segment. The comparable GAAP measure is Corporate and Other segment net loss attributable to common stockholders.

(UNAUDITED)	2Q	2Q	6 Months	6 Months
($ in millions)	2020	2019	2020	2019
GAAP Corporate and Other segment net loss attributable to common stockholders	$(47.4)	$(58.2)	$(104.8)	$(82.3)
Adjustments, pre-tax:
COVID-19 direct and incremental expenses	19.2	—	22.3	—
CARES Act tax benefit (after-tax)	(5.1)	—	(84.4)	—
Interest expense	25.3	26.5	50.8	53.0
Net realized (gains) losses on investments	(24.1)	(17.8)	72.2	(46.6)
Foreign exchange related losses	2.4	4.3	6.1	8.5
Net charge related to Iké	4.5	9.2	5.9	9.4
Other adjustments(1)	(1.9)	15.8	4.0	15.0
Benefit for income taxes	(4.4)	(8.8)	(27.8)	(9.5)
Preferred stock dividends	4.6	4.6	9.3	9.3
Corporate & other net operating loss	$(26.9)	$(24.4)	$(46.4)	$(43.2)

(1)
Additional details about the components of Other adjustments and other key financial metrics are included in the Financial Supplement located on Assurant’s Investor Relations website http://ir.assurant.com/investor/default.aspx

(7) The company outlook for net operating income per diluted share, excluding reportable catastrophe losses, and Corporate and Other full-year net operating loss each constitute forward-looking information and the company believes that it cannot reconcile such forward-looking information to the most comparable GAAP measure without unreasonable efforts. Many of the GAAP components cannot be reliably quantified due to the combination of variability and volatility of such components and may, depending on the size of the components, have a significant impact on the reconciliation. The company is able to quantify a range of interest expense and preferred stock dividends, as disclosed in the outlook. The interest expense estimate assumes no additional debt is incurred or extinguished in the forecast period and excludes after-tax interest expenses included in debt extinguishment and other related costs. Preferred stock dividends are subject to Board approval.

A summary of net operating income disclosed items is included on page 15 of the company’s Financial Supplement, which is available on Assurant’s Investor Relations website http://ir.assurant.com/investor/default.aspx

Assurant, Inc.
Consolidated Statement of Operations (unaudited)
Three Months and Six Months Ended June 30, 2020 and 2019

	2Q		6 Months
	2020	2019	2020	2019
($ in millions except number of shares and per share amounts)
Revenues
Net earned premiums	$2,036.4	$2,032.7	$4,120.2	$3,937.1
Fees and other income	271.5	336.1	688.4	664.4
Net investment income	137.2	154.2	293.2	320.5
Net realized gains (losses) on investments	24.1	17.8	(71.2)	46.6
Amortization of deferred gains on disposal of businesses	2.4	4.7	6.6	12.5
Total revenues	2,471.6	2,545.5	5,037.2	4,981.1
Benefits, losses and expenses
Policyholder benefits	592.1	687.0	1,199.3	1,301.7
Selling, underwriting, general and administrative expenses	1,621.5	1,639.5	3,443.8	3,216.7
Net Iké losses	4.5	9.2	5.9	9.4
Interest expense	26.7	26.5	52.2	53.0
Total benefits, losses and expenses	2,244.8	2,362.2	4,701.2	4,580.8
Income before provision for income taxes	226.8	183.3	336.0	400.3
Provision for income taxes	48.4	40.7	1.8	89.1
Net income	178.4	142.6	334.2	311.2
Less: Net income attributable to non-controlling interests	(0.3)	1.5	(1.4)	(1.4)
Net income attributable to stockholders	178.1	144.1	332.8	309.8
Less: Preferred stock dividends	(4.6)	(4.6)	(9.3)	(9.3)
Net income attributable to common stockholders	$173.5	$139.5	$323.5	$300.5

Net income attributable to common stockholders per share:
Basic	$2.87	$2.24	$5.35	$4.82
Diluted	$2.81	$2.21	$5.24	$4.73

Common stock dividends per share	$0.63	$0.60	$1.26	$1.20

Share data:
Basic weighted average shares outstanding	60,363,577	62,222,090	60,483,244	62,407,429

Diluted weighted average shares outstanding	63,347,189	65,288,447	63,473,312	65,560,930

Assurant, Inc.
Consolidated Condensed Balance Sheets (unaudited)
At June 30, 2020 and December 31, 2019

	June 30,	December 31,
	2020	2019
	($ in millions)
Assets
Investments and cash and cash equivalents	$16,783.7	$16,434.4
Reinsurance recoverables	9,581.9	9,593.4
Deferred acquisition costs	7,003.2	6,668.0
Goodwill	2,441.4	2,343.4
Value of business acquired	1,539.9	2,004.3
Assets held in separate accounts	1,853.6	1,839.7
Other assets	3,358.7	3,387.9
Assets of consolidated investment entities	1,670.8	2,020.1
Total assets	$44,233.2	$44,291.2

Liabilities
Policyholder benefits and claims payable	$12,486.5	$12,495.0
Unearned premiums	16,557.2	16,603.6
Debt	2,208.0	2,006.9
Liabilities related to separate accounts	1,853.6	1,839.7
Accounts payable and other liabilities	3,602.6	3,976.9
Liabilities of consolidated investment entities	1,540.8	1,687.0
Total liabilities	38,248.7	38,609.1

Stockholders’ equity
Equity, excluding accumulated other comprehensive income	5,398.9	5,241.3
Accumulated other comprehensive income	568.9	411.5
Total Assurant, Inc. stockholders’ equity	5,967.8	5,652.8
Non-controlling interest	16.7	29.3
Total equity	5,984.5	5,682.1
Total liabilities and equity	$44,233.2	$44,291.2